UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 3, 2010

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 3, 2010 (the “Closing Date”), Iconix Brand Group, Inc., a Delaware corporation (the “Registrant” or “Iconix”) completed its acquisition of all of the issued and outstanding Interests (“Interests”) of Peanuts Worldwide LLC, formerly known as Character Licensing, LLC, a Delaware limited liability company (“Worldwide”), which owns the Peanuts Assets (as defined below).  The acquisition was completed pursuant to an Interest Purchase Agreement (the “Purchase Agreement”) by and among United Feature Syndicate, Inc., a New York corporation (“UFS”) and The E.W. Scripps Company, an Ohio corporation (the “Parent” and, together with UFS, the “Sellers”) and Iconix. Prior to the closing, Iconix assigned its right to buy all of the Interests to Peanuts Holdings LLC (the “JV”), a joint venture owned 80% by  Icon Entertainment LLC, a Delaware limited liability company owned by Iconix (“IE”), and 20% by Beagle Scouts LLC, a Delaware limited liability company owned by certain trusts controlled by the Schulz family (“Beagle”).

Prior to the Closing Date, UFS contributed and transferred to Worldwide all of its right, title and interest in, to and under (i) any and all of the assets used exclusively in UFS’ licensing business, which includes all intellectual property associated with the Peanuts brand and related assets; (ii) the licensing and character representation business of United Media Licensing, a division of UFS, which includes Dilbert and Fancy Nancy; (iii) certain assets of UFS’ syndication and web businesses; and (iv) all of the issued and outstanding shares of each of United Media Kabushiki Kaisha and UMNet Y.K., each a corporation formed under the laws of Japan (collectively, the “Peanuts Assets”).  In addition, Iconix offered to hire certain employees of Sellers as of the Closing Date.

On the Closing Date, IE and Beagle entered into an operating agreement with respect to the JV.  Iconix contributed approximately $141 million in cash to the JV in exchange for its 80% ownership interest and Beagle contributed approximately $34 million in exchange for Beagle’s 20% ownership interest, of which $17.5 million was paid by IE on behalf of Beagle. Beagle’s obligation to repay the $17.5 million loan from IE is interest bearing and is secured by a pledge of Beagle’s interests in the JV to IE.

The JV contributions were used to fund the purchase price for the Interests, which was approximately $175 million in cash, subject to adjustment upon final determination of the working capital.

The description of the Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2010. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Registrant or the other parties thereto. The Purchase Agreement contains customary representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase Agreement dated as of April 26, 2010 by and among Iconix Brand Group, Inc., United FeatureSyndicate, Inc. and The E.W. Scripps Company. (1)

(1) Previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2010 and incorporated by reference herein. The Registrant has omitted certain schedules and exhibits and shall furnish supplementally to the Securities and Exchange Commission (the “SEC”), copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Executive VP and Chief Financial Officer

Date: June 9, 2010